Exhibit 99.1

KEN GIACOBBE JOINS CARPENTER TECHNOLOGY’S BOARD OF DIRECTORS

    PHILADELPHIA, August 12, 2026 (GLOBE NEWSWIRE) -- Carpenter Technology Corporation (NYSE: CRS) announced today that Ken Giacobbe has been appointed to the Company’s Board of Directors, effective August 11, 2026.
“We are pleased to welcome Ken to Carpenter Technology’s Board of Directors,” said Tony Thene, Chairman, President and CEO of Carpenter Technology. “Ken brings extensive financial leadership experience from his tenure as Chief Financial Officer of Howmet Aerospace and its predecessor companies, along with deep knowledge of aerospace end markets, disciplined capital allocation, strategic portfolio transformation, and investor engagement. His perspective will be highly valuable as Carpenter Technology continues to execute its long-term growth strategy and deliver value for shareholders.”
Mr. Giacobbe brings more than three decades of finance and executive leadership experience across aerospace, advanced manufacturing and technology industries. He most recently served as Executive Vice President and Chief Financial Officer of Howmet Aerospace Inc., a leading global provider of advanced engineered solutions for the aerospace and transportation industries. Prior to Howmet, Mr. Giacobbe served as Executive Vice President and Chief Financial Officer of Arconic Inc. and held several senior finance leadership roles at Alcoa Corporation, including Chief Financial Officer of its Engineered Products and Solutions segment. Earlier in his career, Mr. Giacobbe held senior finance roles at Avaya and Lucent Technologies. He earned a Bachelor of Science degree in Business and Managerial Economics from the State University of New York College at Oneonta and a Master of Business Administration degree from the University of South Florida.

Exhibit 99.1
Other Changes to the Board of Directors
On August 11, 2026, Howard Yu notified the Board of Directors of the Company of his intention to step down as a Director of the Company, effective October 6, 2026, the date of the Company’s Annual Stockholders’ Meeting. In addition, Colleen Pritchett notified the Board on August 11, 2026 of her decision not to stand for re-election as a director of the Company at the Company’s 2026 Annual Stockholders’ Meeting.
“On behalf of the Board and the entire Carpenter Technology team, I want to thank Howard and Colleen for their dedicated service and meaningful contributions to the Company,” said Tony Thene. We wish them both continued success.”
Mr. Yu’s and Ms. Pritchett’s decisions were not due to any disagreement with the Company or its management regarding any matter relating to the Company’s operations, policies or practices.
With Mr. Giacobbe’s appointment, the Board of Directors currently consists of 12 members, 11 of whom are independent directors. After October 6, 2026, the Board will consist of 10 members, 9 of whom will be independent directors.
About Carpenter Technology
    Carpenter Technology Corporation is a recognized leader in high-performance specialty alloy materials and process solutions for critical applications in the aerospace and defense, medical, transportation, energy, and industrial and consumer markets. Founded in 1889, Carpenter Technology has evolved to become a pioneer in premium specialty alloys including nickel, cobalt, and titanium and material process capabilities that solve our customers' current and future material challenges. More information about Carpenter Technology can be found at https://www.carpentertechnology.com

Exhibit 99.1

Investor Inquiries:	Media Inquiries:
John Huyette	Heather Beardsley
+1 610-208-2061	+1 610-208-2278
jhuyette@cartech.com	hbeardsley@cartech.com